Exhibit 10.22

WESTELL TECHNOLOGIES, INC.

INCENTIVE STOCK OPTION

THIS INCENTIVE STOCK OPTION, dated as set forth in the attached Memorandum (“Date of Grant”) is granted by WESTELL TECHNOLOGIES, INC. (the “Company”), to the Employee as set forth in the attached Memorandum (the “Employee”) pursuant to the Company’s 2004 Stock Incentive Plan (the “Plan”). This Option is subject to all of the terms and conditions of the Plan. Any capitalized terms not otherwise defined in this Agreement shall have the meaning set forth in the Plan.

1.	OPTION GRANT

The Company hereby grants to the Employee an option to purchase the number of shares of Class A Common Stock of the Company set forth in the attached Memorandum at an option price per share as set forth in the attached Memorandum. This Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any portion of the Option does not so qualify, it shall be deemed a non-qualified stock option for tax purposes.

2.	TIME OF EXERCISE

This option may be exercised (in the manner described in paragraph 3 hereof) in whole or in part, at any time and from time to time, subject to the following limitations:

(a) This option may not be exercised to any extent until the first anniversary of the Date of Grant. This option may be exercised to a maximum cumulative extent of 25% of the total shares covered hereby on and after the first anniversary of the Date of Grant; 50% of the total shares commencing on and after the second anniversary of the Date of Grant;

75% of the total shares commencing on and after the third anniversary of the Date of Grant; and shall be fully exercisable on and after the fourth anniversary of the Date of Grant. In the event that the Employee’s employment with the Company or a subsidiary terminates by reason of total disability or death prior to the fourth anniversary of the Date of Grant, then the portion of the option which may be exercised shall be determined as if the Employee remained an employee of the Company until the next anniversary of the Date of Grant.

(b) This option may not be exercised:

(i)	more than three months after the termination of the Employee’s employment with the Company or a subsidiary for any reason other than retirement, total disability or death; or

(ii)	more than twelve months after termination of employment by reason of retirement, total disability or death; or

(iii)	later than 5pm Central time on the seventh anniversary of the Date of Grant.

This option may be exercised during the indicated periods following termination of employment only to the extent exercisable pursuant to paragraphs 2(a) hereof as of the date of termination.

(c) For the purposes of both continued vesting and right to exercise under Sections 2(a) and 2(b), employment shall be deemed to continue after termination of full-time employment for any period during which the Employee remains a part-time employee of the Company or a consultant to the Company as determined by the sole discretion of the Stock Incentive Committee. However, in order for such continued vesting and right to exercise to qualify for incentive stock option treatment within the meaning of Section 422 of the Code, such continued service of Employee must qualify as employment for tax purposes. If continued service does not so qualify, only the portion of this option which could have been exercised as of the end of service constituting employment for tax purposes and exercised within the period thereafter provided in Section 2(b) shall qualify for incentive stock option treatment.

3.	METHOD OF EXERCISE

This option may be exercised only by appropriate notice in writing delivered to the Secretary of the Company and accompanied by:

(a)	a check payable to the order of the Company for the full purchase price of the shares purchased and any required tax withholding, and

(b)	such other documents or representations as the Company may reasonably request in order to comply with securities, tax or other laws then applicable to the exercise of the option.

Payment of the purchase price may be made in whole or in part by the delivery of shares of Common Stock owned by the Employee for at least six months (or by certification of the Employee’s ownership of such shares), valued at fair market value on the date of exercise. The Employee may satisfy any tax withholding obligation in whole or in part by electing to have the Company retain option shares, having a fair market value on the date of exercise equal to the amount required to be withheld.

4.	CONDITIONS

Employee agrees that he shall not within three months following termination of employment with the Company engage in any Competitive Activity. Competitive Activity means any service to a competitor related to the work I have done at Westell or with knowledge of confidential information gained at Westell. By accepting this option, he agrees to pay to the Company as liquidated damages for breach of this covenant, any profit (spread between grant price and closing price on the date of exercise) realized on my exercise of this option from three months preceding and ending three months following date of termination of employment. This covenant is in addition to any covenants in any employment agreement and shall not limit the Company’s rights for breach of those employment agreement covenants.

5.	NON-TRANSFERABILITY; DEATH

This option is not transferable by the Employee otherwise than by will or the laws of descent and distribution and is exercisable during the Employee’s lifetime only by the Employee. If the Employee dies during the option period, this option may be exercised in whole or in part and from time to time, in the manner described in paragraph 3 hereof, by the Employee’s estate or the person to whom the option passes by will or the laws of descent and distribution, but only within a period of (a) twelve months after the Employee’s death or (b) seven years from the Date of Grant, whichever period is shorter. At the discretion of the Committee, this option may be transferred to members of the Employee’s immediate family or trusts or family partnerships for the benefit of such persons, subject to terms and conditions established by the Committee.

6.	TAX CONSIDERATIONS.

This Option is intended to qualify as an “incentive stock option” as defined in Section 422 of the Code to the extent permitted under applicable law. Employee hereby acknowledges that in order to obtain the benefits of an incentive stock option under Section 422 of the Code, no sale or other disposition may be made of shares for which incentive stock option treatment is desired within the one-year period beginning on the day after the day of the transfer of such shares to the Employee following an option exercise, nor within the two-year period beginning on the day after the Date of Grant set forth in the Employee’s Notice of Option Grant. Employee further acknowledges that the exercise of this Option may result in “alternative minimum tax” consequences to Employee. If the Employee disposes (whether by sale, gift, transfer or otherwise) of any such shares within either of these periods, he will notify the Company within thirty (30) days after such disposition. The Employee also agrees to provide the Company with any information concerning any such dispositions required by the Company for tax purposes.

IN WITNESS WHEREOF, the Company has caused the execution hereof by its duly authorized officer and Employee has agreed to the terms and conditions of this option, all as of the date first above written.

WESTELL TECHNOLOGIES, INC.

By

Employee Name

Employee Signature